Exhibit 99.1

Cephalon and ImmuPharma Sign a $15 million Option Agreement for Late- Stage Experimental Lupus Medication

FRAZER, Pa., and London, UK (November 25, 2008) — Cephalon, Inc. (Nasdaq: CEPH) and ImmuPharma PLC (LSE:IMM), a European pharmaceutical company,  today announced that the companies have signed an Option Agreement providing Cephalon with an option to obtain an exclusive, worldwide license to the investigational medication Lupuzor™ for the treatment of Systemic Lupus Erythematosus. ImmuPharma is now conducting a large Phase IIb study of Lupuzor in patients in Europe and Latin America.

Under the terms of the option agreement, Cephalon will pay ImmuPharma  a $15 million upfront option payment. If the Phase IIb studies are successful and if the option is exercised then the parties enter into an exclusive worldwide license agreement and ImmuPharma will receive a one-time license fee, milestone payments upon the achievement of regulatory milestones and royalties on commercial sales of Lupuzor. The various milestone payments which include sales milestones may total up to $500 million. Upon exercise of the option, Cephalon will assume all expenses for Phase III studies and subsequent commercialization of the product.

“We are excited about entering another specialty market and the potential Lupuzor presents for us to further diversify our product portfolio and to bring the first specific medication for the treatment of lupus to patients living with this chronic, potentially life-threatening disease,” said Frank Baldino, Jr., Ph.D. chairman and CEO of Cephalon. “Our current cash position has created the opportunity to make this type of deal, which helps to position Cephalon and our pipeline for longer term growth.”

“We are truly delighted to have this agreement with Cephalon and believe they would be a great partner to take Lupuzor forward. It represents an important landmark for the company and secures the future for our most advanced asset. Importantly, we have appreciated the positive chemistry between Cephalon and ourselves and believe we would work well together,” said Dimitri Dimitriou, CEO of ImmuPharma.

About Lupuzor and Lupus

Lupuzor is a first-in-class immune modulating treatment that has shown, through a unique mechanism, to modulate a specific subset of CD4 T cells which has been shown to play a critical role in the physiopathology of Lupus. This experimental medication has the potential to halt the progression of the disease in a substantial proportion of patients. Composition of matter patents for Lupuzor have been approved in Japan and Australia and the US Patent Office recently issued a notice of allowance.

Lupus is an autoimmune disease causing various effects throughout different parts of the body. Its severity can range from very mild to extremely serious depending on which body organs are afflicted. The Lupus Foundation of America estimates that 1.5 million Americans have a form of lupus. Approximately 90 percent of those diagnosed with the disease are women. Lupus is two to three times more prevalent among people of color, including African Americans, Hispanics/Latinos, Asians, and Native Americans.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, pain, oncology and addiction. A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. The company’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II],  PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection,  VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), NUVIGIL™ (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

About ImmuPharma PLC

ImmuPharma PLC is a drug discovery and development company headquartered in London, UK and quoted on AIM of the London Stock Exchange (LSE:IMM). It has research operations in France (ImmuPharma (France) SA) and Switzerland (ImmuPharma AG). ImmuPharma is dedicated to the development of novel drugs, largely based on peptide therapeutics, to treat serious medical conditions such as autoimmune diseases characterised by:blockbuster potential in niche markets; low promotional costs in few specialised physicians and centres; and lower risk of drug development and lower development costs.

ImmuPharma is a currently developing drug candidates for five different medical conditions, each of which would represent a significant breakthrough in its field. The furthest advanced drug candidate targets Lupus, a disease for which there is currently no cure or specific treatment. The other four address 1) cancer, 2) moderate to severe pain (such as that experienced by cancer sufferers and post-operative patients), 3) MRSA and similar severe hospital-acquired resistant infections and 4) inflammation.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Source:  Cephalon, Inc. and ImmuPharma LLC

Contacts:
Media:	Investor Relations:
Sheryl Williams	Chip Merritt
610-738-6493 (office)	610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

ImmuPharma plc

Dimitri Dimitriou, CEO +44 20 7152 4080
Dr Robert Zimmer, President and Chief Scientific Officer +33 389 32 7650
Richard Warr, Chairman +44 20 7152 4080

Media:	Investor Relations:

Buchanan Communications	Panmure Gordon & Co

+44 20 7466 5000	+44 20 7459 3600

Lisa Baderoon	Andrew Burnett (Finance)

Rebecca Skye Dietrich	Rakesh Sharma (Finance)

Ashton Clanfield (Broking)

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